UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to §240.14a-12

PARKERVISION, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PARKERVISION, INC.

7915 Baymeadows Way, Suite 400

Jacksonville, Florida 32256

___________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 15, 2015

___________

Notice is hereby given that the annual meeting of shareholders (the “Annual Meeting”) of ParkerVision, Inc. (the “Company”) will be held on June 15, 2015 at 9:00 a.m. Eastern Daylight Time, at The Westin Lake Mary Orlando North, 2974 International Parkway, Lake Mary, Florida, 32746, for the following purposes:

1.	to elect two members of the Board of Directors to hold office until the third ensuing annual meeting and until their respective successors are duly elected and qualified;

2.	to approve, on an advisory basis, the Company’s named executive officer compensation;

3.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the year ending December 31, 2015; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The transfer books will not be closed for the Annual Meeting. The board of directors has fixed the close of business on April 17, 2015 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, and any adjournments thereof.

You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the Annual Meeting. In order to assure the presence of a quorum, whether or not you expect to attend the Annual Meeting in person, please vote your shares by proxy as promptly as possible. You may revoke your proxy if you so desire at any time before it is voted. For directions to be able to attend the Annual Meeting and vote in person, please contact the Company’s Corporate Secretary at (904) 732-6100.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be  Held on June 15, 2015: The Company’s proxy statement and annual report to security holders are available at https://www.proxyvote.com.

By Order of the Board of Directors

/s/ Cynthia Poehlman

Chief Financial Officer and Corporate Secretary

Jacksonville, Florida

May 5, 2015

PARKERVISION, INC.

___________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE  15, 2015

___________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement and the accompanying proxy materials are being furnished to our shareholders in connection with the solicitation of proxies by our board of directors (our “Board”) for use at our annual meeting of shareholders (the “Annual Meeting”) to be held at 9:00 a.m. Eastern Daylight Time on June 15, 2015 for the following purposes:

1.	to elect two members of the Board of Directors to hold office until the third ensuing annual meeting and until their respective successors are duly elected and qualified;

2.	to approve, on an advisory basis, our named executive officer compensation (“Say-on-Pay”);

3.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the year ending December 31, 2015; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Annual Meeting will be held at the The Westin Lake Mary Orlando North, 2974 International Parkway, Lake Mary, Florida 32746.  This proxy statement and the accompanying proxy materials will be sent or made available to shareholders on or about May 5, 2015.

Record Date and Voting Securities

Our Board has fixed the close of business on April 17, 2015 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.  As of April 17, 2015, we had issued and outstanding 97,597,600 shares of common stock, par value $.01 per share, our only class of voting securities outstanding.  Each of our shareholders is entitled to one vote for each share of common stock registered in his or her name on the record date.

Voting

If you hold your shares of record, you may vote by proxy via the Internet.  In addition, if you requested printed copies of the proxy materials by mail, you may vote by proxy via telephone by calling the toll free number found on the proxy card, or via mail by filling out the proxy card and sending it back in the envelope provided. You also may vote in person at the Annual Meeting by submitting the ballot that will be provided to you at the meeting.

If you hold your shares in “street name” through a bank, broker or other holder of record, please refer to the materials provided to you by your bank, broker or other holder of record for information on communicating your voting instructions. If you hold your shares in “street name” and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, broker or other holder of record authorizing you to vote. You must bring this legal proxy to the Annual Meeting, present it to the inspector of election and produce valid identification. If you hold your shares in street name, your bank, broker or other holder of record will not be permitted to vote on your behalf on certain matters, including with respect to the election of our directors and the Say-on-Pay, unless it receives voting instructions from you. To ensure that your vote is counted, please communicate your voting instructions to your broker, bank, or other holder of record before the Annual Meeting, or obtain a legal proxy and arrange to attend the Annual Meeting in person.

Proxies and Revocation of Proxies

Your proxy is being solicited by our Board for use at the Annual Meeting.  By giving your proxy, you are appointing as your proxies the persons that have been designated by our Board.  Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with your instructions.  If no instructions are given, proxies given by shareholders will be voted “FOR” the election of each of the director nominees,  “FOR” approval of the Say-on-Pay proposal, and “FOR” ratification of the appointment of PriceWaterhouseCoopers LLC as our independent registered certified public accounting firm.  With respect to any other proposal that properly comes before the Annual Meeting, the persons appointed as proxies will vote as recommended by our Board or, if no recommendation is given, in their own discretion, to the extent permitted by applicable laws and regulations.

Any proxy may be revoked by (i) submitting a written notice of revocation that is received by our Corporate Secretary at any time prior to the voting at the Annual Meeting, (ii) submitting a subsequent proxy prior to the voting at the Annual Meeting or (iii) attending the Annual Meeting and voting in person.  Attendance by a shareholder at the Annual Meeting does not alone serve to revoke his or her proxy.  Shareholders may send written notice of revocation to the Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

Quorum and Required Vote

The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum at the meeting.  A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by his or her proxy are not being voted (“shareholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (“broker non-vote”).  The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or a  broker non-vote will not be considered shares present and entitled to vote on the matter.  These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum, unless the proxy indicates that the shares are not being voted on any matter at the Annual Meeting, in which case the shares will not be counted for purposes of determining the presence of a quorum.

Director Election.  The directors will be elected by a plurality of the votes cast at the Annual Meeting.  “Plurality” means that the nominees who receive the highest number of votes in their favor will be elected as our directors.  Consequently, any shares not voted “FOR” a particular nominee, because of either shareholder withholding or broker non-vote, will not be counted in the nominee’s favor.  Shareholders do not have cumulative voting rights for directors.

Say-on-Pay and Appointment of Independent Registered Certified Public Accounting Firm.   The approval, on an advisory basis, of our named executive officer compensation (“Say-on-Pay”) and the ratification of the appointment of PricewaterhouseCoopers LLC as our independent registered certified public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.  Abstentions are counted as “votes cast” with respect to the proposals and, therefore have the same effect as a vote against the proposals.  Shares deemed present at the Annual Meeting but not entitled to vote, either because of shareholder withholding or broker non-vote, are not deemed “votes cast” with respect to the proposals, and therefore will have no effect on the vote.

Other Matters.  All other matters that may be brought before the shareholders must be approved by the affirmative vote of a majority of the votes cast at the Annual Meeting,  unless the governing corporate law, our articles of incorporation or our bylaws require otherwise.  Abstentions from voting are counted as “votes cast” with respect to the proposal and, therefore have the same effect as a vote against the proposal.  Shares deemed present at the Annual Meeting but not entitled to vote, either because of shareholder withholding or broker non-vote, are not deemed “votes cast” with respect to the proposal, and therefore will have no effect on the vote.

Appraisal Rights

No appraisal rights are available under Florida law, our articles of incorporation or our bylaws if you dissent from or vote against any of the proposals to be presented at the Annual Meeting.

Solicitation of Proxies

Your proxy is being solicited by our Board for use at the Annual Meeting.  Our officers and other employees, without additional remuneration, may also assist in the solicitation of proxies in the ordinary course of their employment. In addition to the use of the mail and the Internet, solicitations may be made personally or by email or telephone, as well as by public announcement. We will bear the cost of this proxy solicitation.  We may also request brokers, dealers, banks and their nominees to solicit proxies from their clients where appropriate, and may reimburse them for reasonable expenses related thereto.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (“Annual Report”), which contains our audited financial statements, is being sent or made available to our shareholders along with this proxy statement.  We will provide to you exhibits to the Annual Report upon payment of a fee of $.25 per page, plus $5.00 postage and handling charge, if a request is sent in writing to the Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

PROPOSAL 1:  ELECTION OF DIRECTORS

General

Our Board is comprised of seven directors whose terms of office are divided into three classes. Currently, there are three directors in Class I whose terms expire in 2016, two directors in Class II whose terms expire at the current annual meeting, and two directors in Class III whose terms expire in 2017.

The Board has nominated Mr. David Sorrells and Mr. Papken der Torossian for election as Class II directors, both of whom are currently Class II directors of ours.  Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected.  Unless otherwise specified by you when you give your proxy, the shares subject to your proxy will be voted “FOR” the election of these nominees.  In case any of these nominees becomes unavailable for election to the Board, an event which is not anticipated, the persons appointed as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting your shares for any other person in accordance with their judgment.

Director Nominees (Class II)

David Sorrells, 56

David Sorrells has been our chief technical officer since September 1996 and has been a director of ours since January 1997.  Mr. Sorrells is one of the leading inventors of our core technologies. From June 1990 to September 1996, Mr. Sorrells served as our engineering manager. He holds 185 United States patents and a number of corresponding foreign patents. Among other qualifications, Mr. Sorrells has an in-depth understanding of our technologies and their relevance to target markets.

Papken der Torossian, 76

Papken der Torossian has been a director of ours since June 2003.  Mr. der Torossian has extensive experience as chairman and chief executive of a number of semiconductor and technology-based companies.  Mr. der Torossian was chief executive officer of Silicon Valley Group, Inc. (“SVGI”) from 1986 until 2001 when it was acquired by ASML.  Prior to his joining SVGI, from 1981 until 1986, he was president and chief executive officer of ECS Microsystems, a communications and personal computer company that was acquired by Ampex Corporation where he stayed on as a manager for a year. From 1976 to 1981, Mr. der Torossian was president of the Santa Cruz Division of Plantronics where he also served as vice president of the Telephone Products Group. Previous to that, he spent four years at Spectra-Physics, Inc. and twelve years with Hewlett-Packard in a variety of management positions.  Since August 2007, Mr. der Torossian has served as a director and a member of the compensation committee and nominating and governance committees of Atmel Corporation, a publicly traded company. Among other qualifications, Mr.der Torossian has over two decades of experience in engineering and has demonstrated accomplishments as chief executive officer and chairman of several high technology public and private companies.  Mr.der Torossian also has a relevant network in the technology community as well as relevant operating experience with small, high growth companies.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Directors (Class I) With Terms Expiring at the 2016 Annual Meeting.

Jeffrey Parker, 58

Jeffrey Parker has been the chairman of our Board and our chief executive officer since our inception in August 1989 and was our president from April 1993 to June 1998. From March 1983 to August 1989, Mr. Parker served as executive vice president for Parker Electronics, Inc., a joint venture partner with Carrier Corporation performing research, development, manufacturing, and sales and marketing for the heating, ventilation and air conditioning industry. Mr. Parker holds 31 United States patents. Among other qualifications, as chief executive officer, Mr. Parker has relevant insight into our operations, our industry, and related risks as well as experience bringing disruptive technologies to market.

William Hightower, 71

William Hightower has been a director of ours since March 1999.  Mr. Hightower has extensive experience as an executive officer and operating officer for both public and private companies in a number of industries, including telecommunications. From September 2003 to his retirement in November 2004, Mr. Hightower served as our president. Mr. Hightower was the president and chief operating officer and a director of SVGI, from August 1997 until his retirement in May 2001. SVGI was a publicly held company which designed and built semiconductor capital equipment tools for chip manufacturers. From January 1996 to August 1997, Mr. Hightower served as chairman and chief executive officer of CADNET Corporation, a developer of network software solutions for the architectural industry. From August 1989 to January 1996, Mr. Hightower was the president and chief executive officer of Telematics International, Inc. Among other qualifications, Mr. Hightower’s longevity on our Board provides him with a historical perspective and a relevant understanding of both our target markets and our industry as a whole.

Nam Suh, 79

Dr. Nam Suh has been a director of ours since December 2003.  Mr. Suh served as the president of Korea Advanced Institute of Science and Technology (KAIST) for seven years from July 2006 to February 2013.  He is a member of the board of trustees of King Abdullah University of Science and Technology (KAUST) of Saudi Arabia and a member of a number of advisory organizations, including the International Advisory Board of King Fahd University of Science and Technology and the Research Advisory Board of Arcelik of Istanbul, Turkey.  In 2008, he retired from the Massachusetts Institute of Technology (“MIT”) where he had been a member of the faculty since 1970. At MIT, Mr. Suh held many positions including director of the MIT Laboratory for Manufacturing and Productivity, head of the department of Mechanical Engineering, director of the MIT Manufacturing Institute, and director of the Park Center for Complex Systems. In 1984, Mr. Suh was appointed the assistant director for Engineering of the National Science Foundation by President Ronald Reagan and confirmed by the U.S. Senate.  Mr. Suh serves on the board of directors of OLEV Technologies, Inc., a venture company founded in 2011 to commercialize innovative wireless charging technology for heavy-duty electric vehicles.  From 2005 to 2009, Mr. Suh served on the board of directors of Integrated Device Technology, Inc., a Nasdaq-listed company that develops mixed signal semiconductor solutions.  Among other qualifications,  Mr. Suh has significant experience with technology innovation and the process of new product introduction, including an invention selected as one of the 10 Emerging Technologies of the world by the 2013 World Economic Forum of Davos and 50 most promising new inventions of 2010 by TIME magazine. Mr. Suh is a widely published author of approximately 300 articles and seven books on topics related to tribology, manufacturing, plastics and design. Mr. Suh has approximately 70 United States patents and many foreign patents, some of which relate to electric vehicles, polymers, tribology, and design.  He has received many national and international honors and awards, including the 2009 ASME Medal and nine honorary doctorates from institutions  on four continents.  Mr. Suh also has a relevant professional network in the Korean community as well as relevant experience with Korean culture and commerce.

Directors (Class III) With Terms Expiring at the 2017 Annual Meeting.

John Metcalf, 64

John Metcalf has been a director of ours since June 2004.  From November 2002 until his retirement in July 2010, Mr. Metcalf was a chief financial officer (“CFO”) partner with Tatum LLC, the largest executive services and consulting firm in the United States. Mr. Metcalf has 18 years’ experience as a CFO.  From July 2006 to September 2007, Mr. Metcalf served as CFO for Electro Scientific Industries, Inc., a provider of high-technology manufacturing equipment to the global electronics market. From June 2004 to July 2006, Mr. Metcalf served as CFO for Siltronic AG.   From August 2011 to February 2013, Mr. Metcalf served on the board of directors and was chairman of the audit, compensation, and nominating committees of Trellis Earth Products, Inc, a privately held company.  From June 2007 until July 2011, Mr. Metcalf served on the board of directors and was chairman of the audit committee of EnergyConnect Group, Inc. (formerly Microfield Group, Inc.), a publicly traded company that was acquired by Johnson Controls, Inc. in July 2011.  Among other qualifications, Mr. Metcalf has extensive experience in the semiconductor industry, an in-depth understanding of generally accepted accounting principles, financial statements and SEC reporting requirements, and satisfies the audit committee requirement for financial expertise.

Robert Sterne, 63

Robert Sterne has been a director of ours since September 2006 and also served as a director of ours from February 2000 to June 2003. Since 1978, Mr. Sterne has been a partner of the law firm of Sterne, Kessler, Goldstein & Fox PLLC, specializing in patent and other intellectual property law. Mr. Sterne provides legal services to us as one of our patent and intellectual property attorneys. Among other qualifications, Mr. Sterne has an in-depth knowledge of our intellectual property portfolio and patent strategies and is considered a leader in best practices and board responsibilities concerning intellectual property.

CORPORATE GOVERNANCE

We maintain corporate governance policies and practices that reflect what the Board believes are “best practices.” A copy of our Corporate Governance Guidelines is available upon request to our Secretary, or may be viewed or downloaded from our website at http://www.parkervision.com.

Leadership Structure

The decision as to who should serve as Chairman of the Board, who should serve as Chief Executive Officer, and whether those offices should be combined or separate, is the responsibility of our Board.  The members of our Board possess considerable experiences and unique knowledge of the challenges and opportunities we face, and are in the best position to evaluate our needs and how best to organize the capabilities of the directors and senior officers to meet those needs.  Our Board does not believe that our size or the complexity of our operations warrants a separation of the Chairman of the Board and Chief Executive Officer functions.  Furthermore, our Board believes that combining the roles of  Chief Executive Officer and Chairman of the Board promotes leadership and direction for the Board and for executive management, as well as allowing for a single, clear focus for the chain of command.

Accordingly, the Board believes that the most effective leadership structure for us at this time is for Mr. Parker to serve as both Chairman of the Board and Chief Executive Officer.  Mr. Parker is one of our

founders and has been our Chairman of the Board and our Chief Executive Officer since our inception in August 1989.  The Board believes that he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, issues relating to the implementation of our strategic plan.  Mr. Parker’s leadership, in both his Chairman of the Board and Chief Executive Officer roles, continues to ensure that we remain dedicated to and focused on both our short and long-term objectives.  While the Board does not have a lead independent director, the independent directors meet in executive session regularly without the presence of management.

Independence of Directors

Our common stock is listed on the Nasdaq Capital Market of The Nasdaq Stock Market, LLC (“NASDAQ”), and we follow the rules of NASDAQ in determining if a director is independent.  The Board consults with our counsel to ensure that the Board’s determinations regarding the independence of directors are consistent with the rules of NASDAQ and all relevant securities laws and regulations.   Consistent with these considerations, the Board affirmatively has determined that William Hightower, John Metcalf, Robert Sterne, Nam Suh, and Papken der Torossian are our independent directors.  The other directors are not considered independent due to their current employment by us.

Risk Management and Board Oversight

The Board as a whole works with our management team to promote and cultivate a corporate environment that incorporates enterprise-wide risk management into strategy and operations. Management periodically reports to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.  Each committee of the Board is responsible for the evaluation of elements of risk management based on the committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its committees consider whether our programs adequately identify material risks in a timely manner and implement appropriately responsive risk management strategies throughout the organization. The audit committee focuses on assessing and mitigating financial risk, including risk related to internal controls, and receives at least quarterly reports from management on identified risk areas. In setting compensation, the compensation committee strives to create incentives that encourage behavior consistent with our business strategy, without encouraging undue risk-taking. The nominating and corporate governance committee considers areas of potential risk within corporate governance and compliance, such as management succession. Each of the committees reports regularly to the Board as a whole as to their findings with respect to the risks they are charged with assessing.

Board Meetings and Committees

During the fiscal year ended December 31, 2014, our Board met nine times and acted by unanimous consent three times. All of our directors attended 75% or more of the aggregate number of meetings of the Board and committees on which they served. The directors are strongly encouraged to attend meetings of shareholders. At the 2014 annual meeting of shareholders, all of our directors attended.

The Board has three separately standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee.  Each committee is composed entirely of independent directors as determined in accordance with the rules of NASDAQ for directors generally, and where applicable, with the rules of NASDAQ for such committee.  In addition, each committee has a written charter, a copy of which is available free of charge on our website at http://www.parkervision.com.

Audit Committee

John Metcalf (Chair), William Hightower and Papken der Torossian are the current members of our audit committee.   During the fiscal year ended December 31, 2014,  the audit committee met four times and acted by unanimous consent once.  The functions of the audit committee include oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, and the performance, qualifications and independence of our independent auditors.  The audit committee also reviews and recommends to the Board whether or not to approve transactions between us and an officer or director outside the ordinary course of business.  The purpose and responsibilities of our audit committee are set forth in full in the committee’s charter.  The report of the audit committee is included on page 28 of this proxy statement.

Audit Committee Financial Expert

The Board has determined that John Metcalf is an audit committee financial expert within the meaning of the rules and regulations of the Securities and Exchange Commission (“SEC”) and is independent as determined in accordance with the rules of NASDAQ for audit committee members.  In addition, we must certify to NASDAQ that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s “financial sophistication.”  Our Board has determined that Mr. Metcalf’s qualifications also satisfy NASDAQ’s definition of financial sophistication.

Compensation Committee

Papken der Torossian (Chair), John Metcalf and Nam Suh are the current members of our compensation committee.     During the fiscal year ended December 31, 2014,  the compensation committee met seven times in and acted by unanimous consent three times.  The functions of the compensation committee include oversight of the development, implementation and effectiveness of our compensation philosophy, policies and strategies and oversight of the regulatory compliance and reporting requirements with respect to compensation and related matters.  Our compensation committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based and other compensation plans, policies and programs.  The compensation committee also is responsible for discussing and reviewing with management the compensation discussion and analysis that we include in our filings with the SEC.  The purpose and responsibilities of our compensation committee are set forth in full in the committee’s charter.  A description of the compensation committee’s processes and procedures, including the roles of our executive officers and compensation consultants in the compensation committee’s decision-making process, and the report of the compensation committee are set forth in the section  “Executive Officer Compensation”  beginning on page 12 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are all independent directors as determined in accordance with the rules of NASDAQ and in accordance with Section 162(m) of the Internal Revenue Code (“Code”).  No member of our compensation committee during the last fiscal year was or previously had been an executive officer or employee of ours or had any relationship with us requiring disclosure as a related party transaction under Item 404 of Regulation S-K.  None of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as one of our directors or a member of our compensation committee.

Nominating and Corporate Governance Committee

William Hightower (Chair), Robert Sterne and Nam Suh are the current members of our nominating and corporate governance committee.  During the fiscal year ended December 31, 2014,  the nominating and corporate governance committee met once and acted by unanimous consent once. The functions of the nominating and corporate governance committee include identification and recommendation of director nominees qualified to serve on the Board and recommendation to the Board of corporate governance guidelines for our company.  The purpose and responsibilities of our nominating and corporate governance committee are set forth in full in the committee’s charter.

Director Nomination Process

The nominating and corporate governance committee considers persons identified by its members, management, shareholders, potential investors, investment bankers and others with the objective of having a Board with diverse perspectives and skills.  The committee does not distinguish among nominees recommended by shareholders and other persons.  Each individual is evaluated in the context of the Board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests.

The nominating and corporate governance committee is responsible for assessing the appropriate balance of skills and characteristics required of Board members.  Nominees for director are selected on the basis of, among other things, experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness and ability to devote adequate time to Board duties. Nominees for director are assessed based on the needs of the Board at that point in time and with an objective of ensuring diversity in background, experience and viewpoints of Board members. Though the committee does not have specific guidelines on diversity, it is one of many criteria considered by the Board when evaluating candidates.

Shareholders and others wishing to suggest candidates to the nominating committee for consideration as directors must submit written notice to the Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, who will provide it to the nominating committee.  We also have a method by which shareholders may nominate persons as directors, which is described in the section “Shareholder Proposals and Nominations” on page 33 of this proxy statement.  We did not receive any recommendations or nominations from shareholders for this Annual Meeting.

Code of Ethics

The Board has adopted a code of ethics that is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that we file or submit to the SEC and others.  A copy of the code of ethics may be found on our website at http://www.parkervision.com.

Shareholder Communications

Shareholders may contact the Board or individual members of the Board by writing to them in care of the Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.  The Corporate Secretary will forward all correspondence received to the Board or the applicable director from time to time.  This procedure was approved by our independent directors.

Compensation of Outside Directors

Director Compensation Arrangements

Our compensation committee is responsible for reviewing outside directors’ compensation.  Any recommendations for changes to outside directors’ compensation are made to our full Board by our compensation committee.

Our non-employee directors receive cash retainers, paid on a quarterly basis, for their service on the Board and Board committees.   Committee fees are structured in such a way as to provide distinction between compensation for committee members and chairpersons and between the responsibilities of the various committees.   We provide the following cash compensation to non-employee directors:

•	each non-employee director receives an annual cash retainer of $37,500;

•

each non-employee director who serves as a member of our audit committee receives an annual cash retainer of $7,500; each non-employee director who serves as a member of our compensation committee receives an annual cash retainer of $5,000; and each non-employee director who serves as a member of our nominating and corporate governance committee receives an annual cash retainer of $2,500; and

•

each non-employee director who serves as the chair of our audit committee receives an annual cash retainer of $15,000; each non-employee director who serves as the chair of our compensation committee receives an annual cash retainer of $10,000; and each non-employee director who serves as the chair of our nominating and corporate governance committee receives an annual cash retainer of $5,000.

In order to align directors’ incentives with the creation of shareholder value, a significant portion of overall director compensation is in the form of equity in the company.  We provide the following equity-based compensation to our non-employee directors:

•

Upon initial election or appointment to the Board, a new non-employee director will be granted 20,000 restricted stock units (“RSUs”) and a non-qualified stock option to purchase 20,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant.  These awards will vest on the two-year anniversary of the grant date and are forfeited if the director resigns or is removed from the Board for cause prior to the vesting date.

•

Each existing non-employee director will receive, following the Annual Meeting, equity awards with an aggregate grant-date fair value of $125,000.  The annual equity awards include RSUs and nonqualified stock options, each with a grant-date fair value of approximately $62,500.  These equity awards vest on the one-year anniversary of the grant date and are forfeited if the director resigns or is removed from the Board for cause prior to the vesting date.

For 2014, there were no new directors elected or appointed.  The 2014 equity awards to each existing non-employee director, granted on July 15, 2014, included 45,290 RSUs and non-qualified share options for the purchase of 55,350 shares of our common stock at an exercise price of $1.38 per share which represents the closing market price of our common stock on the grant date.

We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings and we encourage board participation in relevant educational programs for which we reimburse all or a portion of the costs incurred for these purposes.

Directors who are also our employees are not compensated for serving on our Board.  Information regarding compensation otherwise received by our directors who are also named executive officers is provided under the heading “Executive Compensation.”

Director Compensation Table

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2014.

Name	Fees Paid in Cash ($)	Stock Awards [1] ($)	Option Awards [2] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
Papken der Torossian	$ 55,000	$ 62,500	$ 62,499	$ 179,999
William Hightower	50,000	62,500	62,499	174,999
John Metcalf	57,500	62,500	62,499	182,499
Robert Sterne	40,000	62,500	62,499	164,999
Nam Suh	45,000	62,500	62,499	169,999

1The amount reported in column (c) above represents the full grant date fair value for the 2014 award of 45,290 RSUs to each non-employee director, as recognized under ASC 718, excluding forfeiture estimates.  Refer to Note 8 of the financial statements included in Item 8 of our Annual Report for the assumptions made in the valuation of stock awards.

2The amount reported in column (d) above represents the full grant date fair value for the 2014 award of 55,350 non-qualified share options to each non-employee director, as recognized under ASC 718, excluding forfeiture estimates. The share options have an exercise price of $1.38 per share. Refer to Note 8 of the financial statements included in Item 8 of our Annual Report for the assumptions made in the valuation of stock awards.

As of December 31, 2014, the aggregate number of stock awards and option awards outstanding for each of our non-employee directors was as follows:

	Number of securities underlying outstanding options
Name	(#) Exercisable	(#) Unexercisable	Number of securities underlying RSU grants that have not vested
Papken Der Torossian	405,849	55,350	45,290
William Hightower	299,249	55,350	45,290
John Metcalf	326,156	55,350	45,290
Robert Sterne	290,849	55,350	45,290
Nam Suh	348,919	55,350	45,290

EXECUTIVE OFFICER COMPENSATION

Executive Officers

Name	Age	Position with the Company

Jeffrey Parker	58	Chairman of the Board and Chief Executive Officer
David Sorrells	56	Chief Technical Officer and Director
Cynthia Poehlman	48	Chief Financial Officer and Corporate Secretary
John Stuckey	44	Executive Vice President of Corporate Strategy and Business Development

Jeffrey Parker has served as our chief executive officer since our inception in August 1989 and was our president from April 1993 to June 1998. Refer to Mr. Parker’s biography set forth above in the section entitled “Proposal 1 – Election of Directors.”

David Sorrells has been our chief technical officer since September 1996. Refer to Mr. Sorrells’ biography set forth above in the section entitled “Proposal 1 – Election of Directors.”

Cynthia Poehlman has been our chief financial officer since June 2004 and our corporate secretary since August 2007. From March 1994 to June 2004, Ms. Poehlman was our controller and our chief accounting officer. Ms. Poehlman has been a certified public accountant in the state of Florida since 1989.

John Stuckey joined our company in July 2004 as the vice-president of corporate strategy and business development and was promoted to executive vice-president of corporate strategy and business development in June 2008. Prior to July 2004, Mr. Stuckey spent five years at Thomson, Inc. where he most recently served as director of business development.

Compensation Discussion and Analysis

Overview of Compensation Program

Our compensation program is designed to support our business objectives by structuring compensation packages to retain, reward, motivate, and attract employees who possess the required technical and entrepreneurial skills and talent. The overall objectives of the business are to continue innovative technological advances of our wireless technologies, achieve technical and commercial acceptance of our wireless technologies, and, in doing so, to create significant shareholder value. The compensation of our named executive officers, as defined in Item 402(a) of Regulation S-K (the “Executives”), is designed to reward the achievement of both quantitative and qualitative performance goals, which specifically relate to both our short- and long-term business objectives.

Business Highlights

With less than 50 employees, the company relies heavily on its Executives to drive achievement of its strategic, operational and financial goals.  Some of the company’s notable achievements in 2014 include:

•	Management of litigation including ongoing appeal against Qualcomm Incorporated (“Qualcomm”) and patent infringement case against Qualcomm Atheros, Inc., HTC Corporation, 12

HTC America, Inc., Samsung Electronics Co., Ltd. Samsung Electronics America, Inc., and Samsung Telecommunications America, LLC;

•	Management of Inter Partes review actions at the Patent Trial and Appeal Board, including successful defense of two claims included in two of the four patents that are subject to the Qualcomm appeal;

•	Negotiation of $7 million funding relationship for new patent infringement actions;

•	Development of our licensing and component product sales programs; and

•	Achievement of 11% growth in our patent portfolio, including 11 new U.S. patents and 15 new foreign patents issued in 2014 and numerous new applications filed for our radio frequency technologies.

Role of the Compensation Committee

The compensation committee typically reviews the elements of compensation for our Executives annually and, subject to any existing employment agreements, sets each element of compensation for the chief executive officer and the other Executives, including annual base salary, annual incentive bonus, equity compensation. The compensation committee also periodically reviews the terms of employment agreements with our Executives, including in connection with any new hire or the expiration of any existing employment agreements.  The compensation committee also makes recommendations to the Board with respect to compensation plans, policies and programs, administers our equity incentive plans and Executive performance bonus plans, and prepares the compensation committee report for our annual proxy statement.

Role of the Chief Executive Officer and Management in Compensation Decisions

Our chief executive officer occasionally attends the compensation committee’s meetings, at the request of the compensation committee.  To assist the compensation committee in making its compensation determinations, our chief executive officer evaluates the performance of the other Executives and key employees and makes recommendations regarding their compensation to the committee for its consideration and determination. In addition the chief executive officer, chief financial officer and human resource management personnel make recommendations to the committee with regard to overall pay strategy including program designs, annual incentive plan design, and long-term incentive plan design for all employees. Human resource management provides the compensation committee with market information and relevant data analysis as requested. Executives do not determine any element or component of their own pay package or total compensation amount. The chief executive officer is not present for any discussions of his own compensation.

Compensation Consultant

The compensation committee retains sole authority to engage compensation consultants including determining the nature and scope of services, approving the amount of compensation for those services, and receiving the analyses resulting from those services.   The compensation committee assesses the independence of any consultants pursuant to SEC and NASDAQ rules.  Although our compensation committee has, from time to time, engaged a compensation consultant to assist in various compensation matters, no consultants were engaged in 2014.

Comparative Benchmarking

In establishing our executive compensation policies, programs and awards, the compensation committee periodically reviews comparative peer group data for compensation benchmarking purposes.  The compensation committee currently utilizes two peer groups for this purpose.  The peer groups are reviewed by the compensation committee, generally annually, and adjusted as needed to maintain relevancy based on the business and financial metrics of the companies in the peer groups.

The first peer group is based on (i) companies generally in wireless communications or communications equipment industries with an emphasis on semiconductor providers in particular, (ii) companies that are similarly sized in terms of market capitalization values, and/or (iii) companies that are considered competitors of ours in either the labor or capital markets (the “Wireless Peer Group”). Market capitalization is considered significant in selecting peers in the Wireless Peer Group, and we include companies with a market capitalization at the time of our analysis that is generally within a range of one-half to no more than three times our market capitalization.

The Wireless Peer Group utilized for 2014 comparative benchmarking includes the following eight companies:

Anadigics	DSP Group	KVH Industries, Inc.
Applied Micro Circuits	Emcore Corporation	MoSys
CalAmp	Exar Corp

A second peer group is based on companies with a primary business in the development and licensing of intellectual property, (the “Intellectual Property Peer Group”) and is utilized to more specifically address the intellectual property nature of our business and provide additional relevant comparative data.  The Intellectual Property Peer Group includes the following seven companies:

Acacia Research	Interdigital	Tessera Technologies
CEVA	Rambus	Virnetx
Dolby Laboratories

Since our business objectives include a strong emphasis on intellectual property matters, the compensation committee considers combined data from both the Intellectual Property Peer Group and the Wireless Peer Group (the “Combined Peer Group”) to analyze Executive compensation.

Peer companies are selected without consideration of their executive compensation levels and/or practices. Although the compensation committee gives consideration to comparative peer data in analyzing individual components of compensation as well as total compensation, it does not make changes to compensation levels based strictly on peer analysis. The compensation committee anticipates that it will continue to analyze data from more than one peer group in order to obtain a more comprehensive view of compensation practices.

Results of Shareholder Advisory Votes

In 2013, the company held its initial Say-on-Pay advisory vote.  Over 93% of the votes present and entitled to vote on the proposal approved the compensation of our Executives.  The compensation committee believes these results affirm shareholder support for our executive compensation decisions and polices, and as such, the compensation committee has not materially changed its approach to 2014 compensation in response to the 2013 Say-on-Pay proposal.  With respect to the frequency of shareholder votes on executive compensation (“Say-on-Frequency vote”), in 2013, our shareholders cast the highest number of votes (approximately 52% of the votes cast) in favor of a biennial advisory “Say-on-Pay” vote, as compared to every one or three years.  In light of this result, the Board determined that we will hold a “Say-on-Pay” vote at this annual meeting.  The compensation committee will consider the results of the Say-on-Pay proposal this year and of similar votes in future years when making executive compensation decisions and policies.  In addition, we are required to hold a Say-on-Frequency vote every six years and, accordingly, we intend to hold our next advisory “Say-on-Frequency” vote at our 2019 annual meeting of shareholders.

Compensation Components

There are three primary components of our compensation plans: (1) base salaries, (2) annual performance incentives, and (3) long-term incentives. These components are the same for all of our employees, scaled according to the individual’s level of business responsibility. The mix of compensation components is determined on an individual basis for each of our Executives. In determining the amount of each component, as well as the allocation between these components, the compensation committee considers a number of objective and subjective factors including the level of business responsibilities of each Executive, competitive practices among comparable companies, external market factors, changes in the business, our financial position, and the nature of the behaviors the compensation committee intends to motivate. We do not target a specific weighting of these three components or use a prescribed formula to establish pay levels. The compensation committee’s philosophy is to balance compensation between long-term and short-term compensation and cash and equity compensation, as well as to take into account the nature of the business and the role and responsibilities of each Executive.

Each component of the compensation program and the manner in which the compensation committee determines each component is discussed in detail below. In addition to these components, we provide standard employee benefits that include health benefits, life insurance, and tax-qualified savings plans to all of our employees. The only special employee benefits or perquisites provided in 2014 for our Executives include the purchase of, or reimbursement for, supplemental life insurance policies for the benefit of the Executives and an automotive allowance for our chief executive officer. We do not have pension or other retirement benefits or any type of nonqualified deferred compensation programs for our Executives or other employees.

Base Pay – Base salaries and related benefits are designed to provide basic economic security for our Executives and are established initially through negotiation at the time the Executive is hired and/or promoted, taking into account the Executive’s qualifications, experience, competitive salary information and overall compensation arrangements. The compensation committee’s objective is to establish base salaries at a level consistent with competitive practices in a technological, innovative and fast-moving industry in order to help retain and recruit our highly skilled workforce without placing undue emphasis on fixed compensation. The compensation committee does not provide any formulaic merit base salary increases to our Executives, but rather focuses on incentive compensation arrangements to motivate and reward the overall performance of our company and the individual Executive’s performance. Base salary adjustments are generally made only to reflect changes to the Executive’s responsibilities or in response to meaningful changes in competitive market conditions.

The current base salaries for our Executives have remained unchanged since 2008.  In 2014, based on the company’s financial performance and the implementation of performance-based incentives as discussed below, the compensation committee did not recommend adjustments to base salaries for any of our Executives.

Annual Performance Incentives – Annual performance incentives are generally established for the purpose of linking a meaningful portion of the Executive’s pay to accomplishment of short-term objectives that are necessary for successful execution of our longer-term business plan. Short-term incentives are generally cash, but the compensation committee will, from time to time, substitute equity-based awards in lieu of cash at the discretion of the committee or, occasionally, at the election of the Executive.  In 2013, our shareholders approved a performance bonus plan designed to provide 162(m) compliant performance-based incentive awards to our employees (the “Performance Bonus Plan”).   The Performance Bonus Plan is designed to more directly link incentive compensation to corporate financial performance and to reward exceptional corporate performance. The compensation committee may also continue to utilize discretionary cash or equity-based awards for short-term incentives outside of the Performance Bonus Plan.

In 2014, the compensation committee established award programs for 2014, 2015 and 2016 under the company’s Performance Bonus Plan whereby Executives and other key employees would receive performance bonuses distributed from a bonus pool.  The bonus pool is calculated based on six percent of adjusted net cash flow, but only to the extent that a minimum adjusted cash flow threshold of $50 million for any annual performance period is met or exceeded.  The performance bonus awards for our Executives are calculated as a percentage of the overall bonus pool for any given performance period.   Refer to “Grants of Plan-Based Awards” below.  The awards may be paid in cash, or, provided shares are available for issuance under a shareholder approved equity plan, and with the Executive’s consent, the compensation committee may substitute equity awards for the cash value.

For the 2014 performance period, the minimum adjusted cash flow threshold was not met, and, therefore no 2014 awards were earned under the Performance Bonus Plan.   The compensation committee did award a discretionary cash bonus of $5,000 to our Chief Technology Officer in recognition of individual efforts in support of corporate initiatives in 2014.

Long-Term Incentives – Long term incentives are specifically designed to align employee and shareholder interests by rewarding performance that enhances shareholder value. Equity-based awards are used for long-term incentives in order to link employee’s compensation to the value of our common stock. Long-term equity-based incentive awards are made in the form of both stock options and RSUs. Stock options serve to closely align our stock price appreciation with Executive’s financial incentive while RSUs have an inherent value based on the market price of our common stock and help limit our Executives’ exposure to downside equity risk. Equity awards generally have a three-year vesting schedule in order to provide a financial incentive for continued employment. The compensation committee believes a blend of these equity instruments provides the greatest balance between aligning our Executives’ interests with shareholders and providing our Executives with the financial incentive to remain with us and continue to work toward the continued success of our company.

No long-term incentives were awarded to executives in 2014; however the compensation committee believes that long-term equity incentives are a critical element in the overall compensation plan for all employees and anticipates continuing to use both stock options and RSU awards in the future to align executive and employee interests with our longer term goals.

Employment and Other Agreements

In June 2012, we entered into Executive Employment Agreements (“Agreements”) with each of our Executives upon the expiration of our prior employment agreements with them. The Agreements have an initial term that expires on May 31, 2015 and a provision for automatic annual renewal thereafter.

The Agreements provide each executive with a base salary commensurate with his or her position in the organization, a potential annual achievement bonus based on performance as determined by the compensation committee, and long-term equity incentive awards at the discretion of the committee. In addition, the Agreement for our chief executive officer provides for an annual automobile allowance and payment of personal life insurance policy premiums up to a maximum benefit payment of $150,000 annually for the initial three-year term of the Agreement.

The Agreements contain provisions for the protection of our intellectual property and for severance benefits and non-compete restrictions in the event of termination of the Executive’s employment. Severance benefits are payable to the Executives under the terms of the Agreements in the event the Executive’s employment is terminated without cause, due to a change in control event, or for “Good Reason” as defined in the Agreements. The severance package to be paid under the Agreements includes continuation of base salary for a one-year period following the termination date, continuation of group health benefits pursuant to The Consolidated Omnibus Budget Reconciliation Act (COBRA), and payment of any annual achievement bonus on a prorated basis. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary, bonus and health benefit continuation. The compensation committee believes that reasonable severance benefits for our Executives are important because it may be difficult for those Executives to find comparable employment within a short period of time following certain qualifying termination events.

In the case of termination due to a change in control, or within two years following a change in control, the Executive is entitled to 150% to 300% of his or her base salary plus an amount equal to the greater of the prior year’s annual bonus or the average of the three prior year’s annual bonus amount. In addition, the Executive’s equity-incentive awards are subject to accelerated vesting in a change in control transaction. The compensation committee believes these benefits reinforce and encourage the continued attention and dedication of our Executives to their responsibilities without personal distraction or conflict of interest in circumstances which could arise from a change in control event. The compensation committee believes the interests of our shareholders will be best served if our Executives’ interests are aligned with them and providing change in control benefits can eliminate, or substantially reduce, the reluctance of our Executives to pursue potential change in control transactions that may be in the best interests of our shareholders. Amounts to be paid to each Executive for various termination events are included in the tables under “Potential Payments upon Termination or Change in Control” below.

The non-compete provisions of  the Agreements impose restrictions on (i) employment or consultation with competing companies or customers, (ii) recruiting or hiring employees for a competing company and (iii) soliciting or accepting business from our customers. We also have non-compete arrangements in place with all of our other employees that are similar to the non-compete restrictions for our Executives. The non-compete provision of the Agreements remain in effect for up to three years following the Executive’s termination, provided that we compensate the Executive the equivalent of his or her base salary on a monthly basis over the restriction period (“Non-Compete Compensation”). In the event of termination due to a change in control, the Executive’s severance pay in excess of twelve months’ base salary is applied as a credit toward the Non-Compete Compensation. Furthermore, in the event the Executive is terminated for cause or resigns without “Good Reason” as defined in the Agreements, all gains realized by the Executive from the sale of equity awards during the twelve months preceding termination, as well as the value at the date of termination of all vested and outstanding equity awards, will be credited towards the Non-Compete Compensation.

The Agreements also provide that the Executives will comply with any law, SEC rule, or listing standard for the exchange on which our shares are listed that require us to recover from the Executive any portion of incentive-based compensation received from us.

Equity Grant Practices

Equity-based awards for employees and directors are granted on the 15th day of the month following the date on which all terms of the grant are approved by the compensation committee or its delegate. In the case of grants made in connection with new hires, grants are made on the 15th day of the month following the new employee’s hire date. In the case of non-employee directors, annual equity grants are made on the 15th day of the month following the annual meeting of shareholders.  Stock options are granted with an exercise price equal to the closing market value of our common stock on the grant date. Options are never granted with exercise prices below market value on the grant date. In addition, we have a policy prohibiting repricing or replacement of any outstanding awards without shareholder approval.

Stock options generally expire seven years from the date of grant, subject to earlier termination in the event of termination of employment, under certain circumstances. Equity awards also generally provide for accelerated vesting in the event of certain change in control events. For details, see “Potential Payments Upon Termination or Change in Control” below.

Executive and Director Stock Ownership Requirements

We have not adopted stock ownership guidelines for our directors or Executives.  The compensation committee is satisfied that stock and option holdings among our directors and Executives are sufficient at this time to provide motivation and to align this group’s interests with those of our shareholders.

Federal Income Tax Consequences

We consider the potential tax impact of our compensation programs in our compensation planning. The material federal income tax consequences of our compensation programs, based on the current provisions of the Code include the following:

Section 162(m) of the Code limits the deductibility from U.S. taxable income of certain types of compensation in excess of $1,000,000 paid by us to certain of our Executives. This limitation may apply to the realized value of awards made under our equity award plans. Compensation that is determined to be “performance-based” under the Code is not subject to this deduction limit.   Our Performance Bonus Plan is intended to provide performance-based incentive awards that are Section 162(m) compliant and therefore not subject to the deduction limit.  For 2014, we did not pay compensation in excess of $1,000,000 to any Executive, and therefore we did not incur any deduction limitations under Section 162(m) of the Code.

Code Section 409A generally governs the form and timing of nonqualified deferred compensation payments and imposes sanctions on participants in nonqualified deferred compensation plans that fail to comply with Section 409A rules. Our compensation arrangements with our Executives, as discussed more fully below, are intended to be compliant with Section 409A.

In the event of a change in control, our Executives are entitled to certain severance payments as more fully discussed under “Potential Payments upon Termination or Change in Control” below. To the extent those payments exceed three times the Executive’s five-year average W-2 income, they may be deemed “excess parachute payments,” subject to a 20 percent excise tax, and nondeductible. Certain payments, such as reasonable compensation for non-compete agreements, may be excluded from the excess parachute payment calculation. We do not provide gross-ups of excise or other taxes in the event such taxes are triggered by a change in control.

Summary Compensation Table

The following table summarizes the total compensation of each of our Executives for the fiscal years ended December 31, 2014, 2013, and 2012. Given the complexity of disclosure requirements concerning executive compensation, and in particular with respect to the standards of financial accounting and reporting related to equity compensation, there is a difference between the compensation that is reported in this table versus that which is actually paid to and received by the Executives. The amounts in the Summary Compensation Table that reflect the full grant date fair value of an equity award, do not necessarily correspond to the actual value that has been realized or will be realized in the future with respect to these awards.

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)
		Salary	Bonus		Stock Awards [1]	Option Awards [2]	Non-equity Incentive Plan Compensation	All Other		Total
Name and Principal Position	Year	($)	($)		($)	($)	($)	($)		($)
Jeffrey Parker, Chief	2014	$ 325,000	$ 0		$ 0	$ 0	$ 0	$ 174,000	[3]	$ 499,000
Executive Officer and	2013	325,000	390,000	[4]	0	0	0	174,000		889,000
Chairman of the Board	2012	325,000	90,000		849,000	1,315,976	0	177,690		2,757,666
Cynthia Poehlman,	2014	225,000	0		0	0	0	750	[5]	225,750
Chief Financial Officer	2013	225,000	45,000		0	0	0	750		270,750
and Corporate Secretary	2012	225,000	22,500		212,250	274,162	0	750		734,662
David Sorrells, Chief	2014	275,625	5,000		0	0	0	2,100	[5]	282,725
Technology Officer	2013	275,625	275,625		0	0	0	2,100		553,350
	2012	275,625	75,000		566,000	657,988	0	2,100		1,576,713
John Stuckey, Executive	2014	250,000	0		0	0	0	1,263	[5]	251,263
Vice President of Corporate	2013	250,000	0		10,725	0	0	1,263		261,988
Strategy and Business Development	2012	250,000	25,000		212,250	274,162	0	1,263		762,675

1The amounts reported in column (e) represent the full grant date fair value of stock awards in accordance with ASC 718, net of estimated forfeitures. Refer to Note 8 of the financial statements included in Item 8 of our Annual Report for the assumptions made in the valuation of stock awards.

2  The amounts reported in column (f) represent the full grant date fair value of options awards in accordance with ASC 718, net of estimated forfeitures. Refer to Note 8 of the financial statements included in Item 8 of our Annual Report for the assumptions made in the valuation of stock awards.

3 This amount includes an automobile allowance in the amount of $24,000 and reimbursement for personal life insurance premiums paid by Mr. Parker, adjusted for taxes, in the amount of $150,000.

4Mr. Parker was awarded a 2013 discretionary bonus of $390,000 which Mr. Parker elected to receive in equity rather than cash.  He was awarded 100,000 shares of our common stock valued at $390,000, of which 27,350 shares with a value of $106,665 were withheld for taxes.  The net value of the shares received by Mr. Parker was $283,335 based on the closing market price of our common stock on the grant date.

5  Amounts represent the dollar value of premiums paid by us in 2014 for life insurance for the benefit of the executive.

Grants of Plan-Based Awards

The following table summarizes the grant of award programs for the 2014, 2015 and 2016 annual performance periods under the Performance Bonus Plan.  These programs are discussed in “Compensation Components - Annual Performance Incentives” above.  There were no other grants of plan-based awards made during our fiscal year ending December 31, 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Performance Period	Grant Date	Threshold [1]		Target [1]		Maximum
(a)		(b)	(c)		(d)		(e)
Jeffrey Parker	2014	2/6/2014	$ -	2	$ -	2	[4]
	2015	2/6/2014	450,000	3	450,000	3	[4]
	2016	2/6/2014	450,000	3	450,000	3	[4]
Cynthia Poehlman	2014	2/6/2014	-	2	-	2	[4]
	2015	2/6/2014	210,000	3	210,000	3	[4]
	2016	2/6/2014	210,000	3	210,000	3	[4]
David Sorrells	2014	2/6/2014	-	2	-	2	[4]
	2015	2/6/2014	450,000	3	450,000	3	[4]
	2016	2/6/2014	450,000	3	450,000	3	[4]
John Stuckey	2014	2/6/2014	-	2	-	2	[4]
	2015	2/6/2014	180,000	3	180,000	3	[4]
	2016	2/6/2014	180,000	3	180,000	3	[4]

1 For each annual performance period (2014, 2015, and 2016), a minimum adjusted annual net cash flow amount of $50 million must be met or exceeded before any performance bonus is earned.

2 The minimum adjusted annual cash flow threshold was not met in 2014, and therefore, there are no estimated future payouts for the 2014 award under the Performance Bonus Plan.

3 The threshold and target amounts reflected in columns (c) and (d) above are calculated based on the minimum financial threshold of $50 million in adjusted annual net cash flow.    If the threshold is met, a bonus pool is calculated based on 6% of adjusted net cash flow.  Our chief executive officer and chief technology officer may each then receive up to 15% of the calculated bonus pool; our chief financial officer may receive up to 7% of the calculated bonus pool and our executive vice president may receive up to 6% of the calculated bonus pool in each performance period where the minimum threshold is met or exceeded.

4 There are no maximum payouts defined under the awards.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes information concerning the outstanding equity awards, including unexercised options, unvested stock and equity incentive awards, as of December 31, 2014 for each of our Executives:

	Option Awards				Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested [1] ($)
Name	(a)	(b)	(c)	(d)	(e)		(f)
Jeffrey	1,000,000	0	0.89	10/15/18
Parker	600,000	0	2.83	7/16/19
					300,000	[2]	$ 273,000
Cynthia	240,000	0	0.89	10/15/18
Poehlman	125,000	0	2.83	7/16/19
					75,000	[2]	$ 68,250
David	465,000	0	0.89	10/15/18
Sorrells	300,000	0	2.83	7/16/19
					200,000	[2]	$ 182,000
John	231,500	0	0.89	10/15/18
Stuckey	125,000	0	2.83	7/16/19
					75,000	[2]	$ 68,250

1 The market value of shares or units reported in column (g) is computed based on the December 31, 2014 closing price of our common stock of $0.91.

2 These units represent unvested RSUs that vest in their entirety on July 15, 2015.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for the fiscal year ended December 31, 2014 for each of our Executives who served as an executive officer during all or a portion of 2014.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)		(c)	(d)	(e)
Jeffrey Parker	0		$0	0	0
Cynthia Poehlman	10,000	[1]	41,000	0	0
David Sorrells	10,000	[2]	40,500	0	0
John Stuckey	63,937	[3]	57,300	0	0

1  These units represent the sale of shares effected pursuant to a Rule 10b5-1 trading plan, adopted on June 12, 2013.

2  These units represent the sale of shares effected pursuant to a Rule 10b5-1 trading plan, adopted on April 8, 2013.

3  53,937 of these units represent the sale of shares effected pursuant to a Rule 10b5-1 plan adopted on April 9, 2013.

Potential Payments upon Termination or Change in Control

The Agreement with each of our Executives provide for payments upon termination for various events including, with or without cause termination by us, termination due to death or disability of the Executive, termination due to a change in control event and termination by the Executive for “Good Reason” as defined in the Agreements. Upon the termination of an Executive, we may enforce non-compete provisions over a restriction period not to exceed three years provided that we compensate the Executive at his or her ending base salary for the designated restriction period. Certain severance payments and other amounts may be applied as credits toward our Non-Compete Compensation obligation. Refer to the section entitled “Executive Officer Compensation – Compensation Discussion and Analysis – Employment and Other Agreements” for a discussion of the material terms of these agreements. In addition, under the terms of the Executive’s equity award agreements, certain termination events may give rise to accelerated vesting of unvested equity awards as more fully discussed below.

Under the terms of the Agreements, payments upon termination are generally paid over time in accordance with normal payroll practices.

Payments Made Upon Termination – When an Executive’s employment is terminated for any reason, other than for cause, he or she is entitled to receive his or her base salary through the date of termination and any earned but unused vacation pay. When an Executive’s employment is terminated for cause, he or she is only entitled to his or her base salary through the date of termination. Furthermore, in the event an Executive’s employment is terminated for cause or an Executive resigns without “Good Reason”, all gains realized from the Executive’s sale of our common shares from vested RSUs or stock options during the twelve months immediately preceding the termination date shall be credited towards Non-Compete Compensation. In addition, the total value of equity instruments provided to the Executive during the entire term of his or her employment with us that are vested and outstanding at the termination date shall be credited towards the Non-Compete Compensation. The value of outstanding equity awards shall be determined using the closing market price of our common stock on the termination date.

Payments Made Upon Termination Due to a Change in Control – In the event an Executive’s employment is terminated without cause or an Executive resigns with “Good Reason” within two years of a change in control event, in addition to the benefits listed under “Payments Made Upon Termination” above, he or she is entitled to receive a multiple of his or her base salary, an amount in lieu of annual bonus or incentive compensation, continuation of group health benefits and acceleration of certain unvested and outstanding equity awards. The base salary multiple varies by individual and ranges from 150% to 300%. The amount in lieu of annual bonus or incentive compensation is determined based on the greater of the bonus or annual incentive compensation earned in the year prior to the change in control, the average of the prior three year’s bonus or annual incentive compensation, or a prorated amount of the current year’s bonus or annual incentive compensation. The severance pay in excess of twelve months’ base salary is applied as a credit toward the Non-Compete Compensation.

In accordance with the terms of the Executive’s individual equity agreements, the Executive would also be eligible for accelerated vesting of certain equity awards in the event of a change in control. Any unvested stock options or unvested time-based RSUs will automatically vest upon a change in control. If the change in control occurrence is approved by our Board, the Board may, at its option, accelerate the vesting of any unvested time-based RSUs and repurchase them for a cash value as defined in the equity plan.

Payments Made Upon Termination Without Cause – In the event an Executive’s employment is terminated without cause and the Executive executes a release agreement with us, he or she is entitled to a severance package. The severance package includes continuation of base salary for a one year period following the termination date, continuation of group health benefits and payment of any annual achievement bonus on a prorated basis. In the event an Executive resigns for “Good Reason” as defined in the Agreement and executes a release agreement with us, he or she is entitled to the same severance benefits as if he or she was terminated without cause. Good Reason is defined in the Agreement as a material diminution in the Executive’s authority, duties or responsibilities, a material diminution in the Executive’s base compensation and benefits, except for reductions applicable to all Executives, a material relocation of the Executive’s primary office or a material breach of the Agreement by us.

Payments Made Upon Termination Due to Disability – In the event an Executive’s employment is terminated within six months of becoming disabled, as defined in the Agreement, he or she will be entitled to the benefits listed under “Payments Made upon Termination” and the severance package listed under “Payments Made upon Termination without Cause” above. If, however, the Executive’s employment is terminated after six months of becoming disabled, he or she becomes eligible for payments under a company-paid long-term disability plan with a third-party carrier in which case, the severance package is limited to the continuation of health benefits. In addition, if an Executive’s employment is terminated due to disability, he or she receives an automatic acceleration of fifty percent of any unvested options or RSUs in accordance with the terms of the individual equity agreements.

Payments Made Upon Death – Upon the death of an Executive, the Executive’s beneficiaries shall receive the proceeds from company-paid life insurance policies purchased for the benefit of the Executive. In addition, the Executive’s beneficiaries shall receive an acceleration of fifty percent of any unvested options or RSUs in accordance with the terms of the individual equity agreements.

The following tables reflect the estimated amount of compensation due to each of our Executives in the event of termination of their employment. Actual amounts to be paid out could only be determined at the time of an Executive’s actual separation. For purposes of this disclosure, we assume the triggering event for termination occurred on December 31, 2014. The intrinsic value of equity awards upon termination is calculated based on the December 31, 2014 closing price of our common stock of $0.91.

Jeffrey Parker, Chairman and Chief Executive Officer

Benefit and Payments Upon Separation	Change in Control (Not Board Approved)		Change in Control (Board Approved)		Without Cause or for "Good Reason"		Disability		Death
Salary	$ 975,000	1	$ 975,000	1	$ 325,000		$ 325,000	2	$ 0
Short-term Incentive Compensation	160,000	3	160,000	3	0	4	0	2,4	0
Long-term Incentive Compensation
Stock Options	0		0		0		0		0
RSUs (Time-Based)	273,000		0		0		136,500		136,500
RSUs (Performance-Based)	0		0		0		0		0
Benefits & Perquisites
Health Benefits	30,905		30,905		30,905		30,905		0
Life Insurance Proceeds	0		0		0		0		0
Accrued Vacation Pay	12,500		12,500		12,500		12,500		12,500
Total	$ 1,451,405		$ 1,178,405		$ 368,405		$ 504,905		$ 149,000

Cynthia Poehlman, Chief Financial Officer and Corporate Secretary

Benefit and Payments Upon Separation	Change in Control (Not Board Approved)		Change in Control (Board Approved)		Without Cause or for "Good Reason"		Disability (5)		Death
Salary	450,000	1	450,000	1	225,000		225,000	2	0
Short-term Incentive Compensation	22,500	3	22,500	3	0	4	0	2,4	0
Long-term Incentive Compensation
Stock Options	0		0		0		0		0
RSUs (Time-Based)	68,250		0		0		34,125		34,125
RSUs (Performance-Based)	0		0		0		0		0
Benefits & Perquisites
Health Benefits	30,905		30,905		30,905		30,905		0
Life Insurance Proceeds	0		0		0		0		1,000,000	5
Accrued Vacation Pay	5,469		5,469		5,469		5,469		5,469
Total	$ 577,124		$ 508,874		$ 261,374		$ 295,499		$ 1,039,594

David Sorrells, Chief Technology Officer

Benefit and Payments Upon Separation	Change in Control (Not Board Approved)		Change in Control (Board Approved)		Without Cause or for "Good Reason"		Disability		Death
Salary	$ 826,875	1	$ 826,875	1	$ 275,625		$ 275,625	2	0
Short-term Incentive Compensation	118,542	3	118,542	3	0	4	0	2,4	0
Long-term Incentive Compensation
Stock Options	0		0		0		0		0
RSUs (Time-Based)	182,000		0		0		91,000		91,000
RSUs (Performance-Based)	0		0		0		0		0
Benefits & Perquisites
Health Benefits	33,620		33,620		33,620		33,620		0
Life Insurance Proceeds	0		0		0		0		1,000,000	5
Accrued Vacation Pay	35,778		35,778		35,778		35,778		35,778
Total	$ 1,196,815		$ 1,014,815		$ 345,023		$ 436,023		$ 1,126,778

John Stuckey, Executive Vice President of Corporate Strategy and Business Development

Benefit and Payments Upon Separation	Change in Control (Not Board Approved)		Change in Control (Board Approved)		Without Cause or for "Good Reason"		Disability		Death
Salary	$ 375,000	1	$ 375,000	1	$ 250,000		$ 250,000	2	0
Short-term Incentive Compensation	11,908	3	11,908	3	0	4	0	2,4	0
Long-term Incentive Compensation
Stock Options	0		0		0		0		0
RSUs (Time-Based)	68,250		0		0		34,125		34,125
RSUs (Performance-Based)	0		0		0		0		0
Benefits & Perquisites
Health Benefits	10,988		10,988		10,988		10,988		0
Life Insurance Proceeds	0		0		0		0		1,250,000	5
Accrued Vacation Pay	6,488		6,488		6,488		6,488		6,488
Total	$ 472,634		$ 404,384		267,476		$ 301,601		$ 1,290,613

1  Under the Agreements, Mr. Parker and Mr. Sorrells are entitled to three times regular annual base salary, Ms. Poehlman is entitled to two times her regular annual base salary, and Mr. Stuckey is entitled to one and one half times his regular annual base salary.

2  Assumes termination occurs within first six months of Executive becoming disabled. Following a six month period, Executive is not entitled to salary continuation or short-term incentive compensation payments.

3  Under the Agreement, Executive is entitled the greater of (i) an amount equal to his bonus or annual incentive compensation earned in the year prior to the change in control, (ii) the average of bonus and annual incentive compensation for the three full fiscal years prior to the change in control, or (iii) a prorated amount of the current year’s bonus or annual incentive compensation.

4  Under the agreement, Executive is entitled to a prorated annual achievement bonus for the year of termination.  The Performance Bonus Plan threshold for 2014 was not achieved and therefore Executive is not entitled to short-term payments under this scenario.

5  Represents proceeds payable by a third-party insurance carrier on a company-paid life insurance policy for the benefit of the Executive.

Compensation Policies and Practices and Risk Management

We have assessed our compensation policies and programs for all employees and we do not believe such programs create risks that are reasonably likely to have a material adverse effect on us. Certain attributes of our compensation practices and policies that help to reduce the likelihood of excessive risk taking include:

•	Our compensation programs provide a balanced mix of cash and equity components as well as short and long-term components.
•	The determination of Executive and other employee incentive awards are either
o	discretionary based on a review of a variety of quantitative and qualitative components, or
o	subject to significant minimum financial thresholds in the case of awards that are based on quantitative financial metrics.
•

A significant portion of each of our employee’s compensation is in the form of long-term equity awards that generally vest over a three-year period and help align employees’ interests with those of our shareholders.

Compensation Committee Report

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on such review and discussion, the compensation committee has recommended to the Board that the Compensation Discussion and Analysis be included as part of this proxy statement.

Submitted by the Compensation Committee:

Papken der Torossian (Chair)

John Metcalf

Nam Suh

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proxy statement includes disclosure regarding the compensation of our Executives in the section “Executive Officer Compensation” beginning on page 12 above, including in the Compensation Discussion and Analysis included therein.  Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to a separate advisory vote of our shareholders at this Annual Meeting a proposal to approve the compensation of the named executive officers disclosed in this proxy statement (Say-on-Pay). Accordingly, shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of ParkerVision, Inc. hereby approve, on an advisory basis, the compensation of ParkerVision, Inc.’s named executive officers as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Our compensation program is designed and administered by the compensation committee of the Board, which is composed entirely of independent directors and carefully considers many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for our  Executives.  As discussed in the Compensation Discussion and Analysis, the compensation package for our Executives is designed to support our objectives of attracting and motivating employees who possess the required technical and entrepreneurial skills and talent required to achieve our corporate objectives and increase shareholder value.

The principal elements of our executive compensation program include: (a) base pay; (b) annual performance incentives; and (c) long-term incentives.  We believe our compensation program is strongly aligned with the interests of our shareholders and sound corporate governance principles. We urge you to read the Compensation Discussion and Analysis and compensation tables and narrative discussion in this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the compensation of our Executives.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Executives, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote on this proposal is advisory, and therefore not binding on us, the compensation committee, or our Board.  As a matter of policy, the compensation committee has decided to include the results of this vote when making compensation decisions and reviewing its compensation policies and practices.  To the extent there is any significant vote against our Executive compensation as disclosed in this proxy statement both the compensation committee and the full Board will evaluate whether any actions are necessary to address the concerns of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

AUDIT AND ACCOUNTING RELATED FEES

The firm of PricewaterhouseCoopers LLP acts as our principal accountants. The following is a summary of fees paid to the principal accountants for services rendered.

Audit Fees. For the years ended December 31, 2013 and December 31, 2014, the aggregate fees billed for professional services rendered for the audit of our annual financial statements, the review of our financial statements included in our quarterly reports, and services provided in connection with statutory and regulatory filings and engagements were approximately $484,000 and, $491,825 respectively.

Audit Related Fees. For the years ended December 31, 2013 and December 31, 2014, there were no fees billed for professional services by our principal accountants for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not reported in the preceding paragraph.

Tax Fees. For the years ended December 31, 2013 and December 31, 2014, there were no fees billed for professional services rendered by our principal accountants for tax compliance, tax advice or tax planning.

All Other Fees. For the years ended December 31, 2013 and December 31, 2014, there were no fees billed for other professional services by our principal accountants.

All the services discussed above were approved in advance by our audit committee. The audit committee pre-approves all of the services to be provided by our principal accountants, including the scope of the annual audit and non-audit services to be performed by the principal accountants and the principal accountants’ audit and non-audit fees.

AUDIT COMMITTEE REPORT

Pursuant to the charter of the audit committee originally adopted on April 25, 2003, as amended on July 31, 2006, March 5, 2012, and December 3, 2012 the audit committee’s responsibilities include, among other things:

•	annually reviewing and reassessing the adequacy of the audit committee’s formal charter;

•

reviewing and discussing our annual audited financial statements, our interim financial statements, and the adequacy of our internal controls and procedures with our management and our independent auditors;

•	reviewing the quality of our accounting principles, including significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	appointing the independent auditor, which firm will report directly to the audit committee;

•	reviewing the independence of the independent auditors; and

•	reviewing and approving all related party transactions on an ongoing basis.

The audit committee also pre-approves the services to be provided by our independent auditors. During the period March 15, 2014 through March 15, 2015, the committee reviewed in advance the scope of the annual audit and non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees and approved them.

The audit committee reviewed and discussed our audited financial statements for 2014 with management, as well as with our independent auditors. During 2014 and thereafter, the audit committee met privately at regularly scheduled meetings and held discussions with management, including the chief financial officer and our independent auditors. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit committee also discussed and reviewed with management and the independent auditors the internal controls and procedures of the audit functions and the objectivity of the process of reporting on the financial statements. The committee discussed with management financial risk exposures relating to our company and the processes in place to monitor and control the resulting exposure, if any.

The audit committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, as well as various accounting issues relating to presentation of certain items in our financial statements and compliance with Section 10A of the Securities Exchange Act of 1934. The committee received the written disclosures and letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the committee concerning independence, and the committee discussed with the independent auditors the independent auditors’ independence.

Based upon the review and discussions referred to above, the audit committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2014 for filing with the SEC. The committee evaluated the performance of PricewaterhouseCoopers LLP and recommended to the Board their re-appointment as the independent auditors for the fiscal year ending December 31, 2015.

Submitted by the Audit Committee:

John Metcalf (Chair)

William Hightower

Papken der Torossian

PROPOSAL 3: RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers LLP as our independent registered certified public accounting firm to audit our financial statements for the year ending December 31, 2015. The Board recommends ratification of the audit committee’s selection of PricewaterhouseCoopers LLP.

The selection of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm is not required to be submitted to a vote of our shareholders for ratification; however, we are submitting the selection to our shareholders for ratification as a matter of good corporate practice and in order to provide a method by which shareholders may communicate their opinion to the audit committee. The Sarbanes-Oxley Act of 2002 requires that the audit committee be directly responsible for the appointment, compensation and oversight of our independent registered certified public accounting firm. If our shareholders fail to vote on an advisory basis in favor of the selection, the audit committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the audit committee may, in its discretion, direct the appointment of a different independent registered certified public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our shareholders.

PricewaterhouseCoopers LLP was also our independent registered certified public accounting firm for the fiscal year ending December 31, 2014. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and is expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Holders

The following table sets forth certain information as of March 31, 2015 with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of our common stock, (ii) each of our directors and director nominees, (iii) each of our NEOs, and (iv) all of our directors, director nominees and executive officers as a group (based upon information furnished by those persons).

As of March 31, 2015, 97,555,516 shares of our common stock were issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class[1]
EXECUTIVE OFFICERS AND DIRECTORS
Jeffrey Parker [1][2]	3,973,645	2	4.01%
Cynthia Poehlman [1][2]	395,177	3	0.40%
David Sorrells [1][2]	826,088	4	0.84%
John Stuckey [1][2]	374,858	5	0.38%
William Hightower [1][2]	358,107	6	0.37%
John Metcalf [1][2]	350,014	7	0.36%
Robert Sterne [1][2]	328,208	8	0.34%
Nam Suh [1][2]	401,709	9	0.41%
Papken der Torossian [1][2]	590,788	10	0.60%
All directors, director nominees and executive officers as a group (9 persons)	7,598,594	11	7.42%
5% SHAREHOLDERS
Wellington Management Group, LLP	13,599,567	13	13.94%
Gem Investment Advisors, LLC	8,646,965	14	8.86%
Hartford Series Fund, Inc.	4,930,098	15	5.05%

1Percentage includes all outstanding shares of common stock plus, for each person or group, any shares of common stock that the person or the group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.  Unless otherwise indicated, each person or group has sole voting and dispositive power over all such shares of common stock.

2   Includes 1,600,000 shares of common stock issuable upon currently exercisable options, 180,690 shares held by Mr. Parker directly, 1,922,584 shares held by Jeffrey Parker and Deborah Parker Joint Tenants in Common, over which Mr. Parker has shared voting and dispositive power, 73,532 shares owned through Mr. Parker’s 401(k) plan, and 196,839 shares owned of record by Mr. Parker’s three children over which he disclaims ownership and excludes 300,000 unvested RSUs.

3     Includes 365,000 shares of common stock issuable upon currently exercisable options and excludes 75,000 unvested RSUs.

4   Includes 765,000 shares of common stock issuable upon currently exercisable options and excludes 200,000 unvested RSUs.

5   Includes 356,500 shares of common stock issuable upon currently exercisable options and excludes 75,000 unvested RSUs.

6   Includes 299,249 shares of common stock issuable upon currently exercisable options and excludes 45,290 unvested RSUs and 55,350 shares of common stock issuable upon options that may become exercisable in the future.

7    Includes 326,156 shares of common stock issuable upon currently exercisable options and excludes 45,290 unvested RSUs and 55,350 shares of common stock issuable upon options that may become exercisable in the future.

8   Includes 290,849 shares of common stock issuable upon currently exercisable options and excludes 45,290 unvested RSUs and 55,350 shares of common stock issuable upon options that may become exercisable in the future.

9   Includes 380,351 shares of common stock issuable upon currently exercisable options and excludes 45,290 unvested RSUs and 55,350 shares of common stock issuable upon options that may become exercisable in the future.

10 Includes 405,849 shares of common stock issuable upon currently exercisable options and excludes 45,290 unvested RSUs and 55,350 shares of common stock issuable upon options that may become exercisable in the future.

11  Includes 4,788,954 shares of common stock issuable upon currently exercisable options held by directors and officers and excludes 876,450 unvested RSUs and 276,750 shares of common stock issuable upon options that may vest in the future held by directors and officers (see notes 2, 3, 4, 5, 6, 7, 8, 9, and 10 above).

12 The person’s address is 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

13As reported on a Form 13G amendment filed February 12, 2015.  The business address of Wellington Management Group, LLP (“Wellington”) is 280 Congress Street,  Boston, Massachusetts 02210.  Wellington, in its capacity as investment adviser, may be deemed to have beneficial ownership of shares that are held of record by investment advisory clients of Wellington.  No client of Wellington is known to have right or power with respect to more than five percent of our common stock with the exception of the Hartford Capital Appreciation HLS Fund (See note 15).

14    As reported on a Form 13G amendment filed February 17, 2015.  Includes 8,531,966 shares held by Gem Partners LP (“GEM”) over which GEM, GEM Investment Advisors, LLC (“Advisors”) and Mr. Daniel Lewis (“Lewis”) have shared voting and dispositive power, 48,999 shares held by Flat Rock Partners LP (“FlatRock”) over which FlatRock, Advisors and Lewis have shared voting and dispositive power, and 66,000 shares held by Lewis over which Lewis has sole voting and dispositive power.  Advisors is the general partner of GEM and Flatrock, as a result of which Advisors is deemed to be beneficial owner of such shares.  Lewis, as the controlling person of Advisors is deemed to beneficially own the shares beneficially owned by them.  The business address for each of Advisors, GEM, FlatRock and Lewis is 100 State Street, Suite 2B, Teaneck, New Jersey 07666.

15 As reported on a Form 13G filed February 6, 2015 filed by Hartford Series Fund, Inc. on behalf of Hartford Capital Appreciation HLS Fund.  The business address of Hartford Capital Appreciation HLS Fund is 5 Radnor Corporate Center, 100 Matsonford Road, Suite 300, Radnor, Pennsylvania, 19087 (See note 13).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and NASDAQ.  Officers, directors and ten percent shareholders are charged by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us and written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the fiscal year ended December 31, 2014,  our executive officers, directors and ten percent shareholders filed all reports required by Section 16(a) of the Exchange Act on a timely basis.

Equity Compensation Plan Information

The following table gives information as of December 31, 2014 about shares of our common stock authorized for issuance under all of our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders[1]	7,351,148	$2.23	6,514,240
Equity compensation plans not approved by security holders [2]	1,130,000	$2.01	0
Total	8,481,148		6,514,240

1  Includes the 2000 Plan, the 2008 Plan and the 2011 Plan.  The type of awards that may be issued under each of these plans is discussed more fully in Note 8 to our financial statements included in Item 8 of our Annual Report.

2  Includes options granted to third parties in 2012 for the purchase of an aggregate of 60,000 shares at an exercise price of  $2.01 per share.  These options expire June 30, 2017.  Also includes 750,000 unvested performance-based RSUs granted to third parties in 2013 and 320,000 unvested time-based RSUs that vest over the first eight months of 2015.  The terms of these awards are discussed more fully under “Non Plan RSUs” included in Note 8 to our financial statements included in Item 8 of our Annual Report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We paid approximately $1,705,000 in 2014 for patent-related legal services to a law firm, of which Robert Sterne, one of our directors since September 2006, is a partner.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions.  In certain instances, the full Board may review and approve a transaction.  The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.  We require each of our directors and executive officers to complete a questionnaire that elicits information about related party transactions.  These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, officer or employee.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Proposals of shareholders intended to be presented at the 2016 annual meeting must be received at our offices by January 5, 2016 for inclusion in the proxy materials relating to that meeting.

Our by-laws contain provisions intended to promote the efficient functioning of our shareholder meetings.  Some of the provisions describe our right to determine the time, place and conduct of shareholder meetings and to require advance notice by mail or delivery to us of shareholder proposals or director nominations for shareholder meetings. Under our by-laws, in order to properly bring business before a shareholder meeting or nominate a person for election as a director, a shareholder must provide us with written notice, at least 120 days prior to the first anniversary of the mailing of this proxy statement, of any such business the shareholder proposes for consideration, even if the shareholder does not intend to include such proposal in our proxy materials, or any such person the shareholder intends to nominate for election as a  director.  This notice must be received for the annual meeting in the year 2016 no later than January 5, 2016.  A notice of a shareholder proposal or nomination must include the information set forth in our bylaws.

Shareholder proposals and nominations should be addressed to Corporate Secretary, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

We do not now intend to bring before the Annual Meeting any matters other than those specified in the Notice of the Annual Meeting, and we do not know of any business which persons other than the Board intend to present at the Annual Meeting.  Should any business requiring a vote of the shareholders, which is not specified in the notice, properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

*** Exercise Your *Right* to Vote ***

PARKERVISION, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 17, 2015
Date: June 15, 2015 **Time:** 9:00 AM
Location: The Westin Lake Mary Orlando North
2974 International Parkway
Lake Mary, Florida, 32746

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M90024-P65614

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE & PROXY STATEMENT   ANNUAL REPORT ON FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 1, 2015 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "*legal proxy*." To do so, please follow the instructions at *www.proxyvote.com* or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

M90025-P65614

Voting Items

The Board of Directors recommends you vote FOR the following nominees:

   Nominees:

   01) David Sorrells
   02) Papken der Torossian

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

M90026-P65614

ParkerVision®

PARKERVISION, INC.
7915 BAYMEADOWS WAY, SUITE 400
JACKSONVILLE, FL 32256
ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90019-P65672 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARKERVISION, INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. To elect two members of the Board of Directors as Class II Directors to hold office until the third ensuing Annual Meeting.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David Sorrells
02) Papken der Torossian

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date